EX99_10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 002-62329 on Form N-1A of our report dated November 21, 2025, relating to the financial statements and financial highlights of BlackRock Total Return Fund of BlackRock Bond Fund, Inc. (the “Fund”), appearing in the Form N-CSR of the Fund for the year ended September 30, 2025, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
January 23, 2026